Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We hereby consent to the use in this Registration Statement on Form N-2 of Bain Capital Specialty Finance, Inc. of our report dated March 16, 2018 relating to the financial statements of Bain Capital Specialty Finance, Inc., and our report dated March 16, 2018 relating to the senior securities table, which appear in this Registration Statement. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm," "Selected Financial and Other Information" and "Senior Securities" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
October 17, 2018